Exhibit 99.1

TIME WARNER INC. ANNOUNCES NEW YORK REAL ESTATE
DEVELOPMENT PLANS

Venture of Related Companies, ADIA and GIC Purchases Time Warner’s Office Space at Time Warner Center in Columbus Circle

Time Warner Planning to Locate New Headquarters at Related Companies and Oxford Properties Group’s Hudson Yards Development

New York, NY – January 16, 2014 –Time Warner Inc. (NYSE: TWX) today announced that Time Warner has sold the 1.1 million square feet of office space it owns in Time Warner Center for $1.3 billion to a venture of Related Companies, an entity owned by the Abu Dhabi Investment Authority (ADIA) and GIC. The venture will lease office space back to Time Warner until early 2019. Additionally, Time Warner, Related Companies and Oxford Properties Group announced that Time Warner intends to relocate the Company’s corporate headquarters and its New York City-based employees to Hudson Yards on the west side of Manhattan, and has accordingly made an initial financial commitment.

Time Warner Chairman and CEO Jeff Bewkes said, “The sale of our office space in Time Warner Center to Related Companies and its partners is an important step toward moving our New York City-based employees into a dynamic new complex that will foster even more collaboration, creativity, and efficiency across our businesses. We began a process two years ago to evaluate our commercial real estate footprint within the New York Metropolitan area, where we currently own and lease space in seven buildings. By consolidating our space to Hudson Yards, New York’s next great neighborhood, we will be able to reallocate substantial savings to our primary business of creating and sharing great storytelling in television, film, and journalism with audiences around the world.”

Eastdil Secured represented Time Warner on the sale of its office space at Time Warner Center. Studley is representing Time Warner and CBRE is representing Related and Oxford with respect to Time Warner’s planned acquisition of space in Hudson Yards for its new corporate headquarters.

Time Warner Center
Related Companies led the development of Time Warner Center in Columbus Circle and when the 2.8 million square foot Time Warner Center opened in 2004, it became the first vertical, mixed-use facility of its kind in New York City. The Shops at Columbus Circle and The Restaurant and Bar Collection consist of shopping, dining and entertainment programming totaling 350,000 square feet of leasable space.  Together with Jazz at Lincoln Center’s three performance halls, this world-class destination provides New York’s West Side with 500,000 square feet of dynamic restaurant, retail and entertainment uses. The complex includes Time Warner Inc.’s headquarters, One Central Park condominiums, The Residences at the Mandarin Oriental, and the Mandarin Oriental five-star luxury hotel. Recognized as the catalyst to transform a long suffering Columbus Circle into a thriving epicenter of Manhattan, Time Warner Center stands as the nucleus of this historic neighborhood.

Related Companies Chairman Stephen M. Ross said, “We are pleased to be partnering with ADIA and GIC in the acquisition of the office space Time Warner has occupied since 2004. Since opening, Time Warner Center has become one of the most celebrated and successful mixed-use developments--offering dynamic retail, hotel and cultural amenities and first-class office space. Time Warner has been a great steward for what will inevitably be some of the most sought after commercial office space in the City.”

Regional Head of Americas at GIC Real Estate Tia Miyamoto said, “Time Warner Center is one of the premier mixed-use projects in the country.  We see significant upside in leasing the high quality office space following Time Warner Inc.’s planned relocation to 30 Hudson Yards. We believe strong demand for this first-rate office property will translate into a stable income stream which suits GIC as a long-term investor.”

With Time Warner’s planned move to Hudson Yards, Related will offer space in one of the top office buildings in New York City to outside tenants for the first time.  The state-of-the-art space features two dedicated office lobbies, ceiling heights ranging from over 13 feet to 27 feet, flexible and efficient floor plans, unique terraces and panoramic views of Central Park.

30 Hudson Yards
Time Warner expects to acquire more than one million square feet of the available commercial space in 30 Hudson Yards located at the southwest corner of 10th Avenue and 33rd Street in Hudson Yards. Approximately 5,000 employees from Time Warner’s corporate operations and its HBO, Turner Broadcasting, and Warner Bros. businesses will occupy the new office space in 30 Hudson Yards at the end of 2018. The parties have signed an initial agreement for the development of 30 Hudson Yards, and all parties expect to complete final building development documents by the first half of 2014.

Ross added, “Time Warner has always been a visionary media company and Time Warner, led by Jeff Bewkes, is again showcasing its innovative and pioneering spirit in anchoring 30 Hudson Yards. Hudson Yards will be home to some of the most iconic brands in business and we are thrilled at the prospect of once again working with Time Warner to not only build a best-in-class headquarters site but also a community.”

Oxford Chief Executive Officer Blake Hutcheson said, “Time Warner has shown incredible vision not only in its core business of storytelling, but also in its commitment to establishing a collaborative and creative space,” said Hutcheson. “We are very excited to partner with Time Warner alongside Related, and to deliver a business community in which Time Warner will simply thrive.”

The LEED Gold 80-story 30 Hudson Yards, designed by acclaimed global architects Kohn Pedersen Fox Associates (KPF), will stand 1,227 feet tall and offer state-of-the-art commercial office space for Time Warner’s 5,000 employees, including screening rooms, studio space and dedicated corporate amenity spaces. The 2.6 million square foot building will feature panoramic views of the city skyline and Hudson River, what will be the city’s highest outdoor observation deck and a dramatic ground floor lobby with entrances off of Tenth Avenue and Hudson Boulevard, directly adjacent to the entrance to the new No. 7 subway extension. Upon completion, 30 Hudson Yards will be the fourth tallest building in New York City. Construction of the 10-acre platform that will serve as the foundation of 30 Hudson Yards, the remaining towers in the eastern rail yard and the public space is expected to commence in upcoming weeks. The neighboring 10 Hudson Yards will be home to Coach Inc., L’Oreal USA, SAP and Fairway Market.

Hudson Yards

Hudson Yards is largest private real estate development in U.S. history and the largest development in New York City since Rockefeller Center. It is anticipated that more than 24 million people will visit Hudson Yards every year. The site will include 17 million square feet of commercial and residential space, more than 100 shops and restaurants, approximately 5,000 residences, a unique cultural space, 14-acres of public open space, a new 750-seat public school and a 150-room luxury hotel – all offering unparalleled amenities for residents, employees and guests. The development of Hudson Yards will create more than 23,000 construction jobs, and when completed in 2024, more than 65,000 people a day will either work, visit or live in Hudson Yards. Hudson Yards is also one of the most accessible sites in the region with connections to commuter rail, the subway system, the West Side Highway, the Lincoln Tunnel and ferries along the Hudson River. Grand Central Terminal will be only 6 minutes away by subway, and Penn Station, the nation’s busiest train station, is a short walk away.

ABOUT TIME WARNER INC.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

ABOUT RELATED COMPANIES
Founded 40 years ago, Related Companies is a fully-integrated, highly diversified real estate industry leader with experience in virtually every aspect of development, acquisitions, management, finance, fund management, marketing and sales. Related Companies’ existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office, trade show and affordable properties in premier high-barrier-to-entry markets. With offices and major developments in Abu Dhabi, Boston, Chicago, Los Angeles, New York, San Francisco, Sao Paulo and South Florida, Related is well-known for having developed the 2.8 million square foot Time Warner Center in New York City and the 72-acre CityPlace in West Palm Beach, as well as being a leader in green building. For more information about Related Companies please visit www.related.com.

ABOUT ADIA
Established in 1976, the Abu Dhabi Investment Authority (ADIA) is a globally diversified investment institution that is wholly owned by the Government of Abu Dhabi.
ADIA manages a substantial global investment portfolio, which is highly diversified across more than two-dozen asset classes and sub-categories, including quoted equities, fixed income, real estate, private equity, alternatives and infrastructure. With a long tradition of prudent investing, ADIA’s decisions are based solely on its economic objectives of delivering sustained, long-term financial returns.

ABOUT GIC
GIC is among the world’s largest fund management companies. It was established in 1981 to manage Singapore’s foreign reserves. GIC strives to achieve good long-term returns on assets under its management, so as to preserve and enhance Singapore’s reserves. Since its inception, GIC has grown from managing a few billion dollars to well above US$100 billion today. GIC’s investment framework capitalises on its strengths which include the ability to take a long-term investment perspective, a global presence, capabilities to invest in cross- asset opportunities, and a skilled and experienced team. It has investments across 40 countries and in assets such as equities, fixed income, real estate and private equity. GIC has been investing in emerging markets for over twenty years. GIC is headquartered in

Singapore with a network of offices in nine cities worldwide. For more information on GIC please visit www.gic.com.sg

ABOUT OXFORD PROPERTIES GROUP
Oxford Properties Group is a global platform for real estate investment, development and management, with over 1,400 employees and over $20 billion of real assets that it manages for itself and on behalf of its co-owners and investment partners. Established in 1960, Oxford has regional offices in Toronto, London and New York, and the company’s portfolio includes approximately 50 million square feet of office, retail, industrial, multi-family and hotel properties. Oxford is the real estate arm of the OMERS Worldwide Group of Companies.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include such words as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance.  Time Warner’s actual results may vary materially from those expressed or implied by the statements in this press release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses.  More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:

Related Companies:
Joanna Rose, 212-801-3902, Jrose@related.com

Time Warner Inc.:
Keith Cocozza, 212-484-7482, keith.cocozza@timewarner.com
Summer Wilkie, 212-484-7543, summer.wilkie@timewarner.com

GIC:
Ms Jennifer Lewis, (65) 6889 8383, jenniferlewis@gic.com.sg
Ms Mah Lay Choon, (65) 6889 6841, mahlaychoon@gic.com.sg

Oxford Properties Group:
Claire McIntyre, 416-350-4734, cmcintyre@oxfordproperties.com